UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 3, 2009

(Date of earliest event reported)

TELKONET, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Utah

 (State or Other Jurisdiction of Incorporation)

000-31972	87-0627421
(Commission File No.)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(Address of Principal Executive Offices)

(240)-912-1800
(Registrant's Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer Listing.

As previously reported in the Company's Current Reports on Form 8-K (filed on May 21, 2009 and September 2, 2009), the Company has previously received notices from NYSE Amex, LLC (the “Exchange”) regarding the delisting of its common stock because the Company was not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”) in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they mature.

In accordance with Sections 1203 and 1009(d) of the Company Guide, the Company requested an oral hearing to appeal the Staff's determination. Such oral hearing was held on October 29, 2009. On November 3, 2009, the Company received notice from the Exchange informing it that the Hearing Panel had confirmed the Staff's recommendation that the Company's common stock be delisted from the Exchange.

The Company has the right to request that the full Committee on Securities review the decision of the Hearing Panel.  After considering the costs to the Company of compliance with the continued listing requirements of the Exchange and other factors, the Company determined that it was not in the best interests of the Company and its shareholders to appeal the delisting of the Company’s securities from the Exchange and approved the voluntary delisting of the securities.  The Company intends to promptly file a Form 25 with the Securities and Exchange Commission (“SEC”) and anticipates that the delisting will be effective 10 days after the date of filing of the Form 25.  Upon delisting from the Exchange, the Company intends to have its common stock quoted on the OTC Bulletin Board (“OTCBB”).

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

99.1  Press release dated November 6, 2009

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELKONET, INC.

Date: November 6, 2009
By: /s/ Richard J. Leimbach
Richard J. Leimbach
Chief Financial Officer

3